Kraton Performance Polymers, Inc. Announces First Quarter 2012 Results

HOUSTON, April 30, 2012 /PRNewswire/ -- Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, announces financial results for the quarter ended March 31, 2012.

2012 FIRST QUARTER HIGHLIGHTS

  Sales volume was a record 90 kilotons, an increase of 10% compared to the first quarter 2011
  Sales revenues increased 18% year-on-year to $408 million
  Net income was $16 million in the first quarter 2012, compared to net income of $22 million in the first quarter 2011
  Net income was $0.50 per diluted share in the first quarter 2012, compared to $0.68 in the first quarter 2011
  Adjusted EBITDA(1)  was $43 million, compared to $56 million in the first quarter 2011.  Adjusted EBITDA includes a FIFO benefit (1) of $3 million in the first quarter 2012 and a FIFO benefit of $21 million in the first quarter 2011
  Net cash provided by operating activities improved to $56 million, compared to a use of cash of  $44 million in the first quarter of 2011

"During the first quarter 2012, prices for feedstocks such as butadiene increased rapidly from the December 2011 lows, marking the end of the customer destocking that prevailed in the second half of 2011 and driving demand, particularly in our paving and roofing end use, as customers built inventory in advance of the summer paving season. As a result, first quarter sales volumes were a record 90 kilotons," said Kevin M. Fogarty, Kraton's President and Chief Executive Officer. "Not surprising however, our margins in the first quarter 2012 were pressured by the impact of these raw material price increases and the inherent lag in recognition of price increases for our products, which are typically implemented with thirty days' notice to customers. We therefore expect our margins in the second quarter of 2012 to reflect the benefit of our first quarter price increases. While we remain optimistic about the outlook for the year, our second quarter sales volume could be lower than the volume we posted in the first quarter" Fogarty added. "Although raw material prices increased in the first quarter, we generated $56 million of cash from operating activities. Through active inventory management, we were able to avert the working capital build that has historically been associated with rising raw material prices. Lastly, in terms of innovation results, on a trailing twelve month basis our Vitality Index was 14%, which is the percentage of total revenue coming from innovations introduced within the past five years."

Three Months Ended March 31,
(US $ in thousands, except per share amounts)	2012	2011
Revenues	$ 408,313	$ 344,828
Adjusted EBITDA(1)	$ 42,961	$ 56,018
Net income(2)	$ 16,353	$ 21,877
Net income per diluted share(2)	$ 0.50	$ 0.68
Net cash provided by (used in) operating activities	$ 56,076	$ (44,137)

(1)

Adjusted EBITDA is EBITDA excluding income related to a settlement with LyondellBasell (LBI), charges associated with resolution of a property tax dispute in France, restructuring and related charges, non-cash compensation expenses and loss on the extinguishment of debt.  A reconciliation of Adjusted EBITDA to Net Income is included in the accompanying financial tables. We use the first-in, first out (FIFO) basis of accounting for inventory and cost of goods sold, and therefore for gross profit and Adjusted EBITDA. In periods of raw material price volatility, reported results under FIFO will differ from what the results would have been if cost of goods sold were based on estimated current replacement cost (ECRC). Specifically, in periods of rising raw material costs, reported gross profit and Adjusted EBITDA will be higher under FIFO than under ECRC. Conversely, in periods of declining raw material costs, reported gross profit and Adjusted EBITDA will be lower under FIFO than under ECRC. In recognition of the fact that movements in the cost of raw materials affect our results of operations, we provide the spread between FIFO and ECRC. Our reported gross profit and Adjusted EBITDA under FIFO were approximately $3.4 million and $21.0 million higher than they would have been under ECRC for the first quarter 2012 and 2011, respectively.

(2)

Net income for the three months ended March 31, 2012 includes a net benefit of approximately $0.5 million, or $0.02 per diluted share, associated with the LBI settlement, charges associated with the resolution of the property tax dispute in France, costs associated with the 2012 debt refinancing and restructuring and related charges. Net income for the three months ended March 31, 2011 includes charges of approximately $10 million, or $0.30 per share, associated with restructuring and related charges, costs associated with debt refinancing, costs associated with a secondary public offering of our common stock and charges associated with evaluating acquisition transactions.

1Q 2012 VERSUS 1Q 2011 RESULTS

Sales revenues in the first quarter 2012 were $408.3 million, an increase of approximately $63.5 million or 18.4% compared to the first quarter 2011. The increase was due to increased sales volumes, which drove $34.6 million of incremental revenue, and global product sales price increases of $33.5 million, which were implemented primarily in response to higher raw material costs. The revenue increase was partially offset by changes in foreign currency exchange rates of $6.3 million. Sales volume in the first quarter 2012 was 89.6 kilotons, an increase of approximately 10.2%, compared to the first quarter 2011.

Adjusted EBITDA in the first quarter 2012 was $43.0 million, or 10.5% of revenue, compared to $56.0 million, or 16.2% of revenue in the first quarter 2011. First quarter 2012 Adjusted EBITDA was $3.4 million higher under the FIFO basis of accounting under which we report our financial results than it would have been on an ECRC basis, and first quarter 2011 Adjusted EBITDA was $21.0 million higher under the FIFO basis of accounting than it would have been on an ECRC basis.

Our effective tax rates for the three months ended March 31, 2012 and 2011 were 14.3% and 10.4%, respectively. Excluding the releases of our valuation allowance, our effective tax rates would have been 15.1% and 22.8% for the three months ended March 31, 2012 and 2011, respectively.

First quarter 2012 net income was $16.4 million or $0.50 per diluted share, compared to the first quarter 2011 net income of $21.9 million or $0.68 per diluted share. The net impact of the LBI settlement, property tax dispute in France, 2012 debt refinancing costs and restructuring and related charges increased our diluted earnings per share by $0.02 for the three months ended March 31, 2012. Net income for the three months ended March 31, 2011 includes charges of approximately $10 million, or $0.30 per diluted share, associated with restructuring and related charges, costs associated with debt refinancing, costs associated with a secondary public offering of our common stock and charges associated with evaluating acquisition transactions, In addition, for the three months ended March 31, 2011, the release of our valuation allowance increased our diluted earnings by $0.07 per share.

End Use Market Information

Advanced Materials

Sales revenue in our Advanced Materials end use market decreased $4.1 million, or approximately 3.7%, in the first quarter 2012 compared to the first quarter 2011. The decline in sales revenue was primarily due to lower sales volumes in less differentiated applications, partially offset by higher average selling prices.

Adhesives, Sealants and Coatings

Sales revenue in our Adhesives, Sealants and Coatings end use market increased $31.8 million, or approximately 26.9%, in the first quarter 2012 compared to the first quarter 2011. The increase in sales revenue was primarily due to higher sales volume, which was broad-based, with notable increases in lubricant additive and health and beauty gels applications and, to a lesser extent, higher average selling prices.

Paving and Roofing

Sales revenue in our Paving and Roofing end use market increased $35.1 million, or approximately 37.6%, in the first quarter 2012 compared to the first quarter 2011. The increase in sales revenue was due to growth in paving volumes primarily in Europe and North America, on strong demand in advance of the peak summer paving season, and to a lesser extent, higher average selling prices.

Cariflex(TM)

Sales revenue in our Cariflex end use market of $22.6 million for the first quarter 2012 was comparable to sales revenue of $22.8 million for the first quarter 2011 due to a modest increase in sales volume which was offset by lower average selling prices driven by a change in sales mix.

CASH FLOW

During the first quarter of 2012, net cash provided by operating activities was $56.1 million compared to net cash used in operating activities of $44.1 million in the first quarter of 2011. Net capital expenditures in the first quarter 2012 were $10.4 million versus $16.7 million in the first quarter 2011.

RECENT DEVELOPMENTS

In March 2012, we issued in an underwritten public offering $100.0 million principal amount of unsecured 6.75% senior notes due 2019, which are part of the same series of notes issued by us in February 2011. We received $98.2 million in net proceeds from the offering. Concurrently with the offering, we entered into an amendment to our senior secured credit agreement and amended specified financial covenants and other provisions that will facilitate our ability to pursue a new manufacturing facility.

During the first quarter, we recorded charges of approximately $5.6 million and $0.6 million, on a pre-tax basis, to cost of goods sold and selling, general and administrative expenses, respectively, associated with the resolution of a property tax dispute in France.

During the first quarter we entered into an agreement with LyondellBasell Industries, Inc. that settled arbitration proceedings initiated to determine the ongoing effect of a multi-year term sheet that had been reached between us and LyondellBasell, and originally put into effect in January 2009. As a result of the settlement, in the quarter we recognized a benefit of $6.8 million, on a pre-tax basis, to cost of goods sold in recognition of the refund of net excess payments to LyondellBasell.

USE OF NON-GAAP FINANCIAL MEASURES

This earnings release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are EBITDA and Adjusted EBITDA. In each case the most directly comparable GAAP financial measure is net income. A table included in this earnings release reconciles these non-GAAP financial measures with the most directly comparable GAAP financial measure.

We consider EBITDA and Adjusted EBITDA important supplemental measures of our performance and believe they are frequently used by investors, securities analysts and other interested parties in the evaluation of our performance and that of other companies in our industry. Further, management uses these measures to evaluate operating performance; our executive compensation plan bases incentive compensation payments on our EBITDA performance; and our long-term debt agreements use EBITDA (with additional adjustments) to measure our compliance with certain financial covenants, such as leverage and interest coverage. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results under GAAP in the United States. Some of these limitations include: EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; EBITDA does not reflect changes in, or cash requirements for, our working capital needs; EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and other companies in our industry may calculate EBITDA differently from how we do, limiting its usefulness as a comparative measure. In addition, we prepare Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items we do not consider indicative of our on-going performance, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.

CONFERENCE CALL AND WEBCAST INFORMATION

Kraton has scheduled a conference call on Tuesday, May 1, 2012 at 9:00 a.m. (Eastern Time) to discuss first quarter 2012 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page.

You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the "Kraton Conference Call – Passcode: Earnings Call." U.S./Canada dial-in #: 888-989-5214. International dial-in #: 517-308-9285.

For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on May 1, 2012 through 11:59 p.m. Eastern Time on May 14, 2012. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 800-294-3089 and International callers dial 402-220-9768.

ABOUT KRATON

Kraton Performance Polymers, Inc., through its operating subsidiary Kraton Polymers LLC and its subsidiaries (collectively, "Kraton"), is a leading global producer of engineered polymers and one of the world's largest producers of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by Kraton almost 50 years ago. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. The company offers products to more than 800 customers in over 60 countries worldwide. We manufacture products at five plants globally, including our flagship plant in Belpre, Ohio, which we believe is the most diversified SBC plant in the world, as well as plants in Germany, France, Brazil and Japan. The plant in Japan is operated by an unconsolidated manufacturing joint venture. For more information on the company, please visit www.kraton.com.

Kraton, the Kraton logo and design, and the "Giving Innovators their Edge" tagline are all trademarks of Kraton Polymers LLC.

FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements that reflect our plans, beliefs, expectations and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as "outlook," "believes," "estimates," "expects," "projects," "may," "intends," "plans" or "anticipates," or by discussions of strategy, plans or intentions, including statements regarding our "outlook", or expectations regarding margins, and expectations regarding raw material pricing.

All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in in our latest Annual Report on Form 10-K, as subsequently amended on March 8, 2012, including but not limited to "Part I, Item 1A. Risk Factors" and "Part I, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: conditions in the global economy and capital markets; our reliance on LyondellBasell Industries for the provision of significant operating and other services ; the failure of our raw materials suppliers to perform their obligations under long-term supply agreements, or our inability to replace or renew these agreements when they expire; limitations in the availability of raw materials we need to produce our products in the amounts or at the prices necessary for us to effectively and profitably operate our business; competition in our end-use markets, from other producers of SBCs and from producers of products that can be substituted for our products; our ability to produce and commercialize technological innovations; our ability to protect our intellectual property, on which our business is substantially dependent; the possibility that our products infringe on the intellectual property rights of others; seasonality in our business, particularly for Paving and Roofing end uses; our substantial indebtedness, which could adversely affect our financial condition and prevent us from fulfilling our obligations under the senior secured credit agreement and the senior notes; financial and operating constraints related to our indebtedness; the inherently hazardous nature of chemical manufacturing; product liability claims and other lawsuits arising from environmental damage, personal injuries or other damage associated with chemical manufacturing; political, economic and local business risks in the various countries in which we operate; health, safety and environmental laws, including laws that govern our employees' exposure to chemicals deemed harmful to humans; regulation of our company or our customers, which could affect the demand for our products or result in increased compliance costs; customs, international trade, export control, antitrust, zoning and occupancy and labor and employment laws that could require us to modify our current business practices and incur increased costs; fluctuations in currency exchange rates; our planned joint venture in Asia and whether it will materialize; our relationship with our employees; loss of key personnel or our inability to attract and retain new qualified personnel; the fact that we typically do not enter into long-term contracts with our customers; a decrease in the fair value of our pension assets, which could require us to materially increase future funding of the pension plan; Delaware law and some provisions of our organizational documents make a takeover of our company more difficult; our expectation that we will not pay dividends for the foreseeable future; our status as a holding company dependent on dividends from our subsidiaries; other risks, factors and uncertainties described in this press release and our other reports and documents; and other factors of which we are currently unaware or deem immaterial. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in Kraton's periodic filings with the Securities and Exchange Commission.

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KRATON PERFORMANCE POLYMERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	Three months ended March 31,
	2012	2011
Sales revenues	$ 408,313	$ 344,828
Cost of goods sold	332,794	257,977

Gross profit	75,519	86,851

Operating expenses:
Research and development	7,560	6,602
Selling, general and administrative	26,463	27,171
Depreciation and amortization	15,849	14,626

Total operating expenses	49,872	48,399

Loss on extinguishment of debt	0	2,985
Earnings of unconsolidated joint venture	137	141
Interest expense, net	6,699	11,181

Income before income taxes	19,085	24,427
Income tax expense	2,732	2,550

Net income	$ 16,353	$ 21,877

Earnings per common share
Basic	$ 0.51	$ 0.69
Diluted	$ 0.50	$ 0.68

Weighted average common shares outstanding
Basic	31,908	31,609
Diluted	32,248	32,197

KRATON PERFORMANCE POLYMERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except par value)

	March 31, 2012	December 31, 2011
ASSETS

Current assets:
Cash and cash equivalents	$ 233,476	$ 88,579
Receivables, net of allowances of $662 and $549	186,567	142,696
Inventories of products, net	355,680	394,796
Inventories of materials and supplies, net	10,292	9,996
Deferred income taxes	2,140	2,140
Other current assets	31,353	27,328

Total current assets	819,508	665,535

Property, plant and equipment, less accumulated depreciation of $298,121 and $281,442	370,527	372,973
Identifiable intangible assets, less accumulated amortization of $60,762 and $58,530	65,603	66,184
Investment in unconsolidated joint venture	13,294	13,350
Debt issuance costs	13,179	11,106
Other long-term assets	24,946	24,608

Total assets	$ 1,307,057	$ 1,153,756

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$ 8,438	$ 7,500
Accounts payable-trade	102,449	88,026
Other payables and accruals	49,586	51,253
Due to related party	26,880	14,311

Total current liabilities	187,353	161,090
Long-term debt, net of current portion	483,437	385,000
Deferred income taxes	5,802	6,214
Other long-term liabilities	83,969	83,658

Total liabilities	760,561	635,962

Stockholders' equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued
Common stock, $0.01 par value; 500,000 shares authorized; 32,243 shares issued and outstanding at March 31, 2012; 32,092 shares issued and outstanding at December 31, 2011	322	321
Additional paid in capital	349,594	347,455
Retained earnings	203,989	187,636
Accumulated other comprehensive loss	(7,409)	(17,618)

Total stockholders' equity	546,496	517,794

Total liabilities and stockholders' equity	$ 1,307,057	$ 1,153,756

KRATON PERFORMANCE POLYMERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three months ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$ 16,353	$ 21,877
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	15,849	14,626
Amortization of debt issuance costs	668	4,762
Loss on disposal of fixed assets	358	5
Loss on extinguishment of debt	0	2,985
Net distributed earnings from unconsolidated joint venture	263	374
Deferred income tax expense (benefit)	(412)	735
Share-based compensation	1,880	1,294
Decrease (increase) in:
Accounts receivable	(42,411)	(36,792)
Inventories of products, materials and supplies	41,958	(31,359)
Other assets	(3,342)	(12,626)
Increase (decrease) in:
Accounts payable-trade	13,124	(4,677)
Other payables and accruals	(2,402)	(12,192)
Other long-term liabilities	251	8,719
Due to related party	13,939	(1,868)

Net cash provided by (used in) operating activities	56,076	(44,137)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment, net of proceeds from sales	(8,786)	(16,518)
Purchase of software	(1,643)	(132)

Net cash used in investing activities	(10,429)	(16,650)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	101,250	400,000
Repayment of debt	(1,875)	(385,660)
Proceeds from the exercise of stock options	260	5,896
Proceeds from insurance note payable	0	4,734
Repayment of insurance note payable	0	(474)
Debt issuance costs	(2,728)	(14,948)

Net cash provided by financing activities	96,907	9,548

Effect of exchange rate differences on cash	2,343	(5,480)

Net increase (decrease) in cash and cash equivalents	144,897	(56,719)
Cash and cash equivalents, beginning of period	88,579	92,750

Cash and cash equivalents, end of period	$ 233,476	$ 36,031

Supplemental disclosures
Cash paid during the period for income taxes, net of refunds received	$ 1,281	$ 3,703
Cash paid during the period for interest, net of capitalized interest	$ 9,976	$ 10,027

KRATON PERFORMANCE POLYMERS, INC.
EBITDA AND ADJUSTED EBITDA
(In thousands)

We reconcile net income to EBITDA and Adjusted EBITDA as follows:

	Three months ended March 31,
	2012	2011
Net income	$ 16,353	$ 21,877
Add:
Interest expense, net	6,699	11,181
Income tax expense	2,732	2,550
Depreciation and amortization expenses	15,849	14,626

EBITDA	$ 41,633	$ 50,234
Add (deduct):
LBI settlement (a)	(6,819)	0
Property tax dispute - France (b)	6,211	0
Restructuring and related charges (c)	56	1,505
Non-cash compensation expenses	1,880	1,294
Loss on extinguishment of debt (d)	0	2,985

Adjusted EBITDA	$ 42,961	$ 56,018

(a)	Reflects the benefit of the LBI settlement, which is recorded in cost of goods sold.
(b)

Reflects the charge associated with the resolution of the property tax dispute in France, of which $5,646 is recorded in cost of goods sold and $565 is recorded in selling, general and administrative expenses.

(c)

2012 includes charges related to severance expenses and fees associated with the March 2012 public offering of our senior notes. 2011 includes charges related to consulting fees, severance expenses, and other charges associated with the restructuring of our European organization, expenses associated with the March 2011 secondary public offering of our common stock, and charges associated with evaluating acquisition transactions. The restructuring and related charges were recorded as selling, general and administrative expenses during the three months ended March 31, 2012 and 2011.

(d)	Reflects the loss on extinguishment of debt related to the refinancing of Kraton's debt in February 2011.

For Further Information:
Investors: H. Gene Shiels 281-504-4886